Exhibit 99.1

NEWS RELEASE

For more information contact:

FEI Company

Fletcher Chamberlin

Treasurer & Communications Director

(503) 726-7710

fletcher.chamberlin@fei.com

FEI Reports Record Revenue and Earnings for the First Quarter of 2011

Revenue up 32% from Q1-2010 and 6% from Q4-2010

EPS was $0.54, vs. $0.11 in Q1-2010 and $0.52 in Q4-2010

HILLSBORO, Ore., May 3, 2011 – For the first quarter of 2011, FEI Company (NASDAQ: FEIC) reported the highest quarterly revenue and earnings in the company’s history. Bookings and backlog also continued at high levels, and the company guided to further revenue and earnings increases in the second quarter of 2011.

Revenue of $197.0 million was up 32% compared to $149.1 million in the first quarter of 2010 and up 6% from $186.1 million in the fourth quarter of 2010.

Net income was $22.3 million or $0.54 per diluted share, compared with $4.1 million or $0.11 per diluted share in the first quarter of 2010 and $21.3 million or $0.52 per diluted share in the fourth quarter of 2010.

The gross margin in the first quarter was 43.6%, compared with 39.7% in the first quarter of 2010 and 45.0% in the fourth quarter of 2010. Operating income was 16.2% of sales in the quarter, compared with 3.7% in the first quarter of 2010 and 15.4% in the fourth quarter of 2010.

For the first quarter, net bookings were $190.8 million, up 14% from the first quarter of 2010 and down 13% from the record level of the fourth quarter of 2010. The backlog at the end of the quarter was $465.7 million, the second highest in company history. The book-to-bill ratio for the quarter was 0.97 to 1.

Gross cash, investments and restricted cash increased by $28.0 million to $451.8 million at the end of the quarter.

“We’ve started 2011 with revenue and earnings at the highest level in our history,” said Don Kania, president and CEO of FEI. “Gross margins moderated from the fourth quarter as expected, as operating margins increased. Bookings remained strong with 31% year-over-year growth in both Life Sciences and Research and Industry, and 14% growth in Electronics. For the second quarter, we expect revenue to be strong with improved gross margins, and we continue to expect growth for 2011.”

Bookings and revenue comparisons for the company’s market segments and other data are included in the supplementary information attached to this release, along with detailed statements of operations and balance sheets.

Guidance for Q2 2011

Assuming a euro exchange rate of $1.45, FEI expects revenue in the second quarter of 2011 to be in the range of $195 million to $210 million. Bookings are expected to be in the range of $177 million to $197 million. GAAP earnings per share are expected to be in the range of $0.55 to $0.61.

Investor Conference Call — 2:00 p.m. Pacific time, Tuesday, May 3, 2011

Parties interested in listening to FEI’s quarterly conference call may do so by dialing 1-877-941-1466 (U.S., toll-free) or 1-480-629-9677 (international and toll), with the conference title: FEI First Quarter Earnings Call, Conference ID 4435139. A telephone replay of the call will be available at 1-800-406-7325 (U.S., toll-free) or 1-303-590-3030 (international and toll) with the passcode: 4435139#. The call can also be accessed via the web by going to FEI’s Investor Relations page at www.fei.com, where the webcast will also be archived.

About FEI

FEI (Nasdaq: FEIC) is a leading diversified scientific instruments company. It is a premier provider of electron and ion-beam microscopes and tools for nanoscale applications globally and across many industries: industrial and academic materials research, life sciences, semiconductors, data storage, natural resources and more. With a history of over 60 years of technological innovation and leadership, FEI has set the performance standard in transmission electron microscopes (TEM), scanning electron microscopes (SEM) and DualBeams™, which combine a SEM with a focused ion beam (FIB). FEI’s imaging systems provide 3D characterization, analysis and modification/prototyping with resolutions down to the sub-Ångström (one-tenth of a nanometer) level. FEI has over 1,800 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

Safe Harbor Statement

This news release contains forward-looking statements that include statements regarding our guidance for the second quarter of 2011 and future periods; expected shipment of our backlog; expectations for future bookings; expectations about foreign currency rates; expected tax rates; expectations for product sales and expectations about gross margins. Forward-looking statements may also be identified by words and phrases that refer to future expectations, such as “believe”, “guidance”, “expect”, “expects”, “are expected”, “will”, “estimate”, “assuming” and other similar words and phrases. Factors that could affect these forward-looking statements include, but are not limited to, the global economic environment; lower than expected customer orders and potential weakness of the Research & Industry, Electronics and Life Sciences market segments; our ability to manufacture product at expected volumes; supply chain limitations; bankruptcy or insolvency of customers or suppliers; cyclical changes in the data storage and semiconductor industries, which are the major components of Electronics market revenue; fluctuations in foreign exchange, interest and tax rates; changes in tax rate and laws, accounting rules regarding taxes or agreements with tax authorities; the ongoing determination of the effectiveness of foreign exchange hedge transactions; reduced profitability due to failure to achieve or sustain margin improvement in service or product manufacturing; the relative mix of higher-margin and lower-margin products; failure to achieve expected cost reductions and other improvements from restructuring plans; risks associated with shipping a high percentage of the company’s quarterly revenue in the last month of the quarter; customer requests to defer planned shipments; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company’s products and technology, including new products, to find acceptance with customers; inability to deploy products as expected or delays in shipping products due to technical problems or barriers; potential shipment or supply chain disruptions due to natural disasters or terrorist attacks; changes to or potential additional restructurings and reorganizations not presently anticipated; reduced sales due to geopolitical risks; changes in trade policies and tariff regulations; changes in the regulatory environment in the nations where we do business; additional selling, general and administrative or research and development expenses; reduced governmental spending due to budget constraints; additional costs related to future merger and acquisition activity; and failure of the company to achieve anticipated benefits of acquisitions and collaborations, including failure to achieve financial goals and integrate future acquisitions successfully. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

FEI Company and Subsidiaries

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	April 3, 2011	December 31, 2010	April 4, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$367,265	$277,617	$143,546
Short-term investments in marketable securities	3,362	44,026	190,628
Short-term restricted cash	30,250	22,114	11,191
Receivables, net	178,755	183,254	160,719
Inventories, net	179,487	155,964	132,092
Deferred tax assets	10,514	11,505	2,839
Other current assets	38,601	23,126	47,933

Total current assets	808,234	717,606	688,948
Non-current investments in marketable securities	12,572	38,662	24,451
Long-term restricted cash	38,352	41,377	38,188
Non-current inventories	48,402	47,976	43,036
Property plant and equipment, net	81,799	80,681	79,615
Goodwill	44,832	44,800	44,809
Deferred tax assets	869	1,072	3,711
Other assets, net	15,077	12,248	14,650

TOTAL	$1,050,137	$984,422	$937,408

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$55,656	$51,529	$39,600
Accrued liabilities	48,497	51,209	34,348
Deferred revenue	86,232	81,445	70,318
Income taxes payable	9,287	3,715	3,859
Accrued restructuring, reorganization and relocation	3,070	4,884	30
Short-term line of credit	—	—	47,250
Other current liabilities	31,352	31,306	46,273

Total current liabilities	234,094	224,088	241,678
Convertible debt	89,012	89,012	100,000
Other liabilities	41,283	38,148	32,906

SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—	—
Common stock - 70,000 shares authorized; 38,690, 38,280, and 37,921 shares issued and outstanding at April 3, 2011, December 31, 2010, and April 4, 2010	520,968	509,145	488,385
Retained earnings	97,336	75,024	25,580
Accumulated other comprehensive income	67,444	49,005	48,859

Total shareholders’ equity	685,748	633,174	562,824

TOTAL	$1,050,137	$984,422	$937,408

FEI Company and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended
	April 3, 2011	December 31, 2010	April 4, 2010
NET SALES:
Products	$156,032	$145,548	$111,877
Service and components	40,928	40,522	37,222

Total net sales	196,960	186,070	149,099

COST OF SALES:
Products	83,595	75,087	64,688
Service and components	27,461	27,261	25,206

Total cost of sales	111,056	102,348	89,894

Gross margin	85,904	83,722	59,205

OPERATING EXPENSES:
Research and development	17,940	17,584	17,132
Selling, general and administrative	35,782	36,851	35,575
Restructuring, reorganization and relocation	285	562	914

Total operating expenses	54,007	54,997	53,621

OPERATING INCOME	31,897	28,725	5,584

OTHER INCOME (EXPENSE), NET	(222)	(643)	(636)

INCOME BEFORE TAXES	31,675	28,082	4,948
INCOME TAX EXPENSE (BENEFIT)	9,363	6,738	844

NET INCOME	$22,312	$21,344	$4,104

BASIC NET INCOME PER SHARE DATA	$0.58	$0.56	$0.11

DILUTED NET INCOME PER SHARE DATA	$0.54	$0.52	$0.11

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	38,478	38,209	37,891

Diluted	42,101	41,676	38,308

FEI Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Thirteen Weeks Ended (1)
	April 3, 2011	December 31, 2010	April 4, 2010
NET SALES:
Products	79.2%	78.2%	75.0%
Service and components	20.8%	21.8%	25.0%

Total net sales	100.0%	100.0%	100.0%

COST OF SALES:
Products	42.4%	40.4%	43.4%
Service and components	13.9%	14.7%	16.9%

Total cost of sales	56.4%	55.0%	60.3%

GROSS MARGIN:
Products	46.4%	48.4%	42.2%
Service and components	32.9%	32.7%	32.3%
Gross margin	43.6%	45.0%	39.7%

OPERATING EXPENSES:
Research and development	9.1%	9.5%	11.5%
Selling, general and administrative	18.2%	19.8%	23.9%
Restructuring, reorganization and relocation	0.1%	0.3%	0.6%

Total operating expenses	27.4%	29.6%	36.0%

OPERATING INCOME	16.2%	15.4%	3.7%

OTHER INCOME (EXPENSE), NET	-0.1%	-0.3%	-0.4%

INCOME BEFORE TAXES	16.1%	15.1%	3.3%

INCOME TAX EXPENSE (BENEFIT)	4.8%	3.6%	0.6%

NET INCOME	11.3%	11.5%	2.8%

(1)	Percentages may not add due to rounding.

FEI COMPANY

Supplemental Data Table

($ in millions, except per share amounts)

(Unaudited)

	Q1 Ended 3-Apr-2011	Q4 Ended 31-Dec-2010	Q1 Ended 4-Apr-2010
Income Statement Highlights
Consolidated sales	$197.0	$186.1	$149.1
Gross margin	43.6%	45.0%	39.7%
Stock compensation expense	$2.8	$2.5	$2.8
Net income	$22.3	$21.3	$4.1
Diluted net income per share	$0.54	$0.52	$0.11
Interest income add back included in the calculation of diluted EPS	$0.5	$0.5	$0.0
Sales Highlights
Sales by Market Segment
Electronics	$61.4	$80.7	$41.3
Research & Industry	$70.7	$47.3	$46.5
Life Sciences	$24.0	$17.6	$24.1
Service and Components	$40.9	$40.5	$37.2
Sales by Geography
USA & Canada	$63.6	$68.0	$46.2
Europe	$58.1	$62.0	$45.5
Asia-Pacific and Rest of World	$75.3	$56.1	$57.4
Gross Margin by Market Segment
Electronics	51.8%	53.7%	45.1%
Research & Industry	43.6%	42.3%	39.9%
Life Sciences	41.2%	40.7%	41.6%
Service and Components	32.9%	32.7%	32.3%
Bookings and Backlog
Total	$190.8	$218.4	$167.9
Book-to-bill ratio	0.97	1.17	1.13
Backlog - total	$465.7	$471.9	$373.4
Backlog - Service and Components	$88.5	$81.3	$82.7
Bookings by Market Segment
Electronics	$64.5	$76.2	$56.4
Research & Industry	$55.1	$77.6	$41.9
Life Sciences	$23.1	$23.5	$17.7
Service and Components	$48.1	$41.1	$51.9
Bookings by Geography
USA & Canada	$48.5	$80.9	$54.3
Europe	$65.5	$59.5	$49.7
Asia-Pacific and Rest of World	$76.8	$78.0	$63.9
Balance Sheet Highlights
Cash, equivalents, investments, restricted cash	$451.8	$423.8	$408.0
Operating cash generated (used)	$9.7	$52.5	$2.3
Accounts receivable	$178.8	$183.3	$160.7
Days sales outstanding (DSO)	83	90	98
Inventory turnover	2.6	2.6	2.7
Fixed asset investment	$1.9	$3.6	$2.6
Depreciation expense	$4.5	$4.5	$4.3
Working capital	$574.1	$493.5	$447.3
Headcount (permanent and temporary)	1,844	1,813	1,789
Euro average rate	1.366	1.360	1.385
Euro ending rate	1.409	1.339	1.359